Exhibit 10.37

October 3, 2013

Mr. Randy Guba

Dear Randy:

On behalf of Global Power Equipment Group Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of the Company.  We look forward to you working with us to achieve continued success for our Company.  In this position, you will report directly to Luis Ramírez, President and Chief Executive Officer of the Company. The details of our employment offer are outlined below:

Start Date:	TBD — upon resignation of current CFO

Location:	Currently Irving, Texas, subject to required travel

Annual Base Salary:	$390,000, subject to applicable withholdings

2013 STI:

You shall receive a guaranteed bonus of $64,000 for the fourth quarter of 2013, subject to applicable withholdings and payable in cash at the same time awards are paid under the Company’s short-term incentive (“STI”) program for 2013, provided that you are actively employed by the Company at the time of payout.

2014 STI:

You shall be eligible to participate in the STI program for the 2014 fiscal year. Your “target” STI opportunity shall be 65% of your Annual Base Salary, with a minimum and maximum of 37.5% and 130% of Annual Base Salary, respectively. Your payment under the 2014 STI program shall be based on the extent to which certain predetermined performance objectives, established by the Compensation Committee, have been achieved for that year. We anticipate that the performance objectives will include a mix of Company-wide or division-wide financial goals and individual goals. You must be actively employed by the Company at the time of payout to be eligible for a STI payment for any fiscal year.

2014 LTI:

We will recommend that the Compensation Committee approve a 2014 long-term incentive (“LTI”) award for you of at least 11,000 Restricted Stock Units (“RSUs”). We anticipate that this award will be granted by March 2014 and will be allocated as follows: (i)

1/3 to time-based RSUs, which vest in three equal annual installments, and (ii) 2/3 to performance-based RSUs, which pay out (between 50% to 200% of target) based on the extent to which the Company achieves certain average operating margin and relative total shareholder return targets during a three-year performance period ending on December 31, 2016. The award shall be granted upon the terms, and subject to the conditions, of the 2014 equity award agreement that applies to the Company’s other senior executives and the Company’s 2011 Equity Incentive Plan. Future LTI grants, if any, will be subject to the discretion of the Compensation Committee.

Sign-On Equity Grant:

On your Start Date, the Company shall grant to you an award of 14,000 RSUs, which shall be allocated as follows: (i) 1/3 to time-based RSUs, which vest in three equal annual installments, and (ii) 2/3 to performance-based RSUs, which pay out (between 50% to 200% of target) based on the extent to which the Company achieves certain average operating margin and relative total shareholder return targets during a three-year performance period ending on December 31, 2015. The award shall be granted upon the terms, and subject to the conditions, of the 2013 equity award agreement that applies to the Company’s other senior executives and the Company’s 2011 Equity Incentive Plan.

Vacation:	In 2014 you shall be eligible to begin accruing 4 weeks of vacation. For the remainder of 2013, you shall receive 1 week of vacation.

Benefits:

As a full-time employee, you shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time. In this regard, the Company has contracted with BlueCross BlueShield of OK for medical/dental, Eyemed for vision and Lincoln Life for guaranteed group and employee voluntary life insurance coverage as well as short-term and long-term disability, Conexis for our health and dependent care flexible account administration, and Bank of Oklahoma for our 401(k) plan.

Severance:

You will be entitled to the following severance benefits if your employment is terminated by the Company other than for cause, death, or disability, or you terminate your employment for good reason (as such terms are defined in the CEO’s employment agreement), provided that you timely execute and do not revoke a release of claims and comply with standard ownership of works, confidentiality, non-compete, non-solicitation and non-

disparagement covenants: (i) salary continuation for one year; (ii) the unpaid STI for the prior fiscal year, if any, based on actual performance results; and (iii) if the termination occurs at least three full months after the beginning of a fiscal year, a pro-rated STI for the year of termination, based on actual corporate performance results during the entire fiscal year and assuming that any individual goals were satisfied at the “target” level, paid at same time as continuing employees. The Company shall draft a definitive severance document, consistent with the terms set forth above, for your signature on or prior to your Start Date.

Your employment with the Company is contingent on receipt of a favorable background check, which includes a criminal check and confirmation of references.

The Company is excited about you joining us and looks forward to a beneficial and productive relationship.  Nevertheless, please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment, and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice.  Any prior oral or written representations to the contrary are void.

Once again, I am pleased to extend this offer of employment.  Should you have any questions regarding your employment with the Company, please do not hesitate to contact me.

Best,

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Melanie Barth
Melanie Barth
Chief Human Resources Officer

By signing below, I accept the employment offer as set forth above and represent and warrant to the Company as follows:

•                  I am not a party to any contract, understanding, agreement or policy, whether or not written, with my current employer (or any other previous employer) or otherwise, that would be breached by performing services for the Company.

•                  I have disclosed to the Company in writing all material threatened, pending, or actual claims against me that are unresolved and still outstanding as of the Start Date, in each case of which I am aware, resulting or arising from my service with my current employer (or any other previous employer) or my membership on any boards of directors.

•                  I understand and acknowledge that this offer is for a full-time regular position and that no other outside employment will pose a conflict or interfere with my ability to fulfill the job responsibilities as required.

/s/ Randy Guba	October 3, 2013
Randy Guba	Date